UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported)

March 23, 2022

Quotient Technology Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36331	77-0485123
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1260 East Stringham Avenue, Suite 600
Salt Lake City, Utah 84106
(Address of principal executive offices)

(650) 605-4600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	QUOT	New York Stock Exchange
Preferred Stock Purchase Rights		New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CEO Transition

On March 24, 2022, Quotient Technology Inc. (the “Company” or “Quotient”) announced that Steven Boal will retire as chief executive officer (“CEO”) by December 31, 2022. Mr. Boal will not stand for re-election as a director of the Company when his term ends at the 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”). Mr. Boal’s planned departure from his CEO and director roles is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On March 24, 2022, the Company announced that Matthew Krepsik will assume office as the Company’s next CEO upon Mr. Boal’s retirement as CEO.

Mr. Krepsik, 40, has served as the Company’s Chief Technology Officer since June 2021, leading the Company’s strategy and insights team as well as its engineering, product management, business development and media strategy functions. Mr. Krepsik has also recently taken over the information technology (IT) function for the Company. Prior to his promotion to Chief Technology Officer, Mr. Krepsik served as the Company’s Chief Analytics Officer from April 2021 through June 2021. Prior to joining the Company, Mr. Krepsik served for more than 15 years in various managerial roles at Nielsen, most recently as Senior Vice President and General Manager of Outcomes Products from 2019 to 2021, in which he led Nielsen’s development and deployment of attribution, media planning and activation products. Mr. Krepsik’s other positions at Nielsen included Global Head of Analytics Products (2016-2019), Executive Director of Analytics Asia-Pacific, Middle East and Africa (2012-2016), and Vice President, Analytics North America (2006-2012). He also had an integral role in Nielsen’s strategic review process, which culminated in the sale of its NielsenIQ business to Advent International for $2.7 billion. Mr. Krepsik’s academic career includes coursework at the London School of Economics as well as Bachelors and Master’s degrees in Economics from Marshall University and Miami University, respectively.

There are no family relationships between Mr. Krepsik and any director or executive officer of the Company, and he has no indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Krepsik’s compensation as CEO will be determined at a later time.

Departure of Director – Christy Wyatt

As previously disclosed by the Company in a Form 8-K filing with the SEC, on December 17, 2021 Christy Wyatt notified the Company of her intention to resign from the Company’s Board of Directors (the “Board”) no later than the 2022 annual meeting of stockholders of Absolute Software Corporation, where she serves as the Chief Executive Officer. Effective March 24, 2022, Ms. Wyatt has stepped down from the Board to focus on her role as Chief Executive Officer and a director of Absolute Software Corporation and as a director of Silicon Valley Labs, Inc., both public companies. Her resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of Director – Eric Higgs

On March 23, 2022, the Board appointed Eric D. Higgs to serve as a member of the Board effective immediately. Mr. Higgs will serve as a Class I director, with a term expiring at the Company’s 2024 annual meeting of stockholders. Mr. Higgs has also been appointed to the Audit Committee and the Compensation Committee of the Board. The Board has determined that Mr. Higgs is an independent director under the applicable requirements of the New York Stock Exchange and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Mr. Higgs, 51, has more than two decades of leadership experience overseeing marketing strategy development and product execution in the consumer goods and retail industry. Since June 2020, Mr. Higgs has served as the Chief Executive Officer of the Boys & Girls Clubs of Middle Tennessee, where he leads the organization’s strategic direction, oversight of organizational operations, financials, programming, brand reputation and talent recruitment. Prior to his role at the Boys & Girls Clubs of Middle Tennessee, Mr. Higgs served in a number of roles with increasing responsibility at Bridgestone Americas from May 2016 to March 2020. He served as Senior Vice President, Marketing Operations (April 2020 to May 2020), where he was responsible for helping shape the future of Bridgestone Americas’ tire and solutions business and creating synergies between the marketing and sales organizations. Prior to this, he served as President of Bridgestone Americas’ Commercial Truck and Retread business (September 2018 to March 2020). Prior to joining Bridgestone, he spent approximately four years at Kimberly Clark from 2012 to 2016, during which he drove sales growth in two of its key businesses. Mr. Higgs also spent over 18 years at Procter & Gamble from 1994 to 2012 leading marketing efforts and product launches for a number of business lines. Mr. Higgs holds a B.S. in Chemical Engineering from the University of Illinois and an M.B.A. from the Fuqua School of Business at Duke University.

In connection with his service as a director and consistent with the Company’s director compensation policy (the “Director Compensation Policy”) in effect on the date of his appointment, Mr. Higgs will receive the Company’s standard non-employee director cash and equity compensation, including an initial award of restricted stock units with the number of restricted stock units equal to $250,000 divided by the closing price of the Company’s stock on the fifth trading day of the month immediately following the month in which Mr. Higgs became a director. Starting on the date of the Company’s 2022 Annual Meeting and subject to his continued service on the date of grant, Mr. Higgs will also receive an annual equity award consistent with the terms of the Director Compensation Policy, as then in effect. Mr. Higgs will receive an annual cash retainer of $37,500 for his service as a director, $10,000 for his membership on the Company’s Audit Committee and $6,250 for his membership on the Company’s Compensation Committee, to be paid in quarterly installments for the immediately preceding fiscal quarter and pro-rated for the first fiscal quarter during which he serves as a director based on the number of days served after the effective date of his appointment.

In connection with his appointment, Mr. Higgs and the Company will enter into the Company’s standard form of director indemnity agreement (the “Indemnity Agreement”). In addition to the indemnification required in the Company’s amended and restated certificate of incorporation and amended and restated bylaws, the Indemnity Agreement generally provides for the indemnification of Mr. Higgs for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against him by reason of the fact that he is or was serving in such capacity, to the extent indemnifiable under the law.

The foregoing description is qualified in its entirety by the full text of the form of Indemnity Agreement, a copy of which was filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-193692) filed with the SEC on February 14, 2014 and which exhibit is incorporated by reference herein.

There are no arrangements or understandings between Mr. Higgs and any other persons pursuant to which Mr. Higgs was elected as a director. In addition, Mr. Higgs has no direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

Upon the effectiveness of Mr. Higgs’s appointment as a Class I director and Ms. Wyatt’s resignation from the Board, the Board has three directors serving in Class I (Steve Horowitz, Alison Hawkins and Eric D. Higgs) whose term expires at the Company’s 2024 annual meeting date; two directors serving in Class II (Steven Boal and Robert McDonald) whose term expires at the Company’s 2022 annual meeting date; and three directors serving in Class III (Andrew Gessow, Lorraine Hariton and David Oppenheimer) whose term expires at the Company’s 2023 annual meeting date.

Separation of CEO and Chair; Appointment of New Chair – Robert McDonald

The Board has determined to separate the roles of CEO and Chair of the Board. The Board has elected current director Robert McDonald to serve as Chair of the Board, effective March 23, 2022. Mr. McDonald is an independent director under the applicable requirements of the New York Stock Exchange and the Exchange Act.

CFO Transition

On March 24, 2022, Pamela Strayer submitted her resignation as the Company’s Chief Financial Officer (“CFO”) and Treasurer, to be effective April 5, 2022. Ms. Strayer is resigning from the Company to care for a family member. Ms. Strayer has agreed to provide transition and consulting services to the Company to ensure a smooth transition. The Company expects to announce a new CFO in the near term.

Item 7.01.	Regulation FD Disclosure.

Formation of Strategic Board Committee

Effective March 23, 2022, the Board has formed a new Strategic Board Committee to review all aspects of the Company’s business, including its strategy, financial plan and opportunities for growth and shareholder value creation. The Committee intends to engage a financial advisor to assist with the new committee’s mandate as set forth above. The Strategic Board Committee intends to make its recommendations to the full Board following its review.

Interactions with Engaged Capital; Offer to Appoint a New Director to the Board

On March 24, 2022, the Company announced that it has received formal notice from Engaged Capital, LLC (together with its affiliates, “Engaged Capital”) that it intends to nominate two individuals, Christopher B. Hetrick, Director of Research at Engaged Capital, and Matthew O’Grady, a former executive of Nielsen, for election to the Board at the 2022 Annual Meeting.

Following a review of Mr. O’Grady’s experience and background, the Board extended an offer to Mr. O’Grady to join the Board and the Strategic Board Committee, subject to Engaged Capital withdrawing its nomination notice. On March 28, 2022, Mr. O’Grady informed the Company that he would not accept the Company’s offer to be appointed to the Board.

Press Releases

On March 24, 2022, the Company issued a press release which included, among other things, information regarding Mr. Krepsik assuming the office as the Company’s next CEO upon Mr. Boal’s retirement, the appointment to Eric Higgs to a director seat on the Board, the appointment of Mr. McDonald as Chair of the Board, and the Board’s offer to appoint Matthew O’Grady to the Board.

A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated March 24, 2022 regarding governance changes.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Quotient Technology Inc.

By:	/s/ Connie Chen
Connie Chen
General Counsel, Compliance Officer and Secretary

Date: March 29, 2022

Exhibit 99.1

Quotient Announces CEO Transition Plan, Significant Governance Enhancements and Formation of Strategic Board Committee

Current Chief Technology Officer Matthew Krepsik to Become CEO; Steven Boal to Retire as CEO by Year-End 2022

Board Names Robert McDonald Chair, Separating Roles of CEO and Chair

Appoints New Director with Decades of Leadership Experience in CPG, Marketing, Sales and Operations

Forms Strategic Board Committee to Review Opportunities for Growth and Enhance Shareholder Value

SALT LAKE CITY—(March 24, 2022)—Quotient Technology Inc. (NYSE: QUOT) (“Quotient” or the “Company”), the leading digital media and promotions technology company, today announced that its Board of Directors has implemented a series of actions consistent with its commitment to shareholder value creation.

CEO Transition Plan

Matthew Krepsik, currently Chief Technology Officer, will assume office as Quotient’s next Chief Executive Officer by year-end 2022. Mr. Krepsik will succeed Steven Boal, who has served as CEO since August of 2019, when he returned to execute a turn-around of the business, and will be stepping down at the time of the transition.

Mr. Krepsik joined Quotient in April 2021 and serves as its Chief Technology Officer, building a team of leading technologists and extending the Quotient product portfolio into new markets and partnerships. Mr. Krepsik is a veteran of the advertising technology industry, having served in leadership positions at Nielsen Holdings plc before joining Quotient.

Mr. Boal said, “The Company has strengthened its core operations and is successfully executing on its turn-around strategy, and both the Board and I believe that now is the right time to initiate this transition of leadership responsibilities. Since Matt joined last year, he has proven himself to be an invaluable member of the leadership team. He has been instrumental in recruiting new leaders with significant ad-tech experience, including Daniel Pumphrey, the Company’s new Chief Information Officer, and a new Senior Vice President of Engineering, and is continuing to build a strong team. Quotient will leverage his strengths to capitalize on growth opportunities and continue to differentiate the Company as a leader in digital media. The CEO transition announced today follows a nearly year-long planning by the Board, and we expect the transition to be seamless as we continue to perform and deliver on our long-term growth plans.”

Robert McDonald said, “Although his retirement from the CEO role will occur later in 2022, I would like to take this opportunity to thank Steven for his years of leadership at Quotient during his exceptional career. Steven founded Coupons.com in 1998 and brought the company public in 2014, before eventually rebranding the Company as Quotient in 2015. Under his leadership, Quotient has built an infrastructure that is scalable, automatic and sustainable, and able to reach shoppers effectively and efficiently. Through his close relationships with key customers and partners and operational focus, Steven and the leadership team have re-positioned the business for sustainable growth and value creation.”

Mr. Krepsik commented, “I am honored that I will become the next CEO of Quotient when Steven steps down. I am looking forward to building on the strong foundation we have in place to enhance our customer and partner experiences. Together with our talented team, we will continue to execute our strategy, developing new compelling capabilities and building valuable partnerships to lead the industry forward. I am excited to work with the Board and the entire Quotient team as we capture the significant growth opportunities ahead.”

Separation of Chair and CEO Roles

Effective immediately, the Board has elected to separate the roles of Chair of the Board and CEO. The Board has elected Robert McDonald as non-executive Chair of the Board, effective March 23, 2022. Mr. McDonald was Chairman and Chief Executive Officer of Procter & Gamble Company from January 2010 until June 2013 and served as the U.S. Secretary of Veterans Affairs from July 2014 until January 2017. Mr. McDonald joined the Quotient Board as an independent director in November 2018. Andrew Gessow, currently Quotient’s Lead Independent Director, will remain a director of the Board.

Mr. McDonald, Quotient’s Chair of the Board, said, “I’m pleased to serve as Chair of the Board, working closely with our active and engaged directors to guide management as they execute on our strategy and business objectives. As a Board, we are dedicated to ensuring we provide independent oversight on behalf of shareholders and that we are executing on the optimal strategy with the right team.”

Eric Higgs Appointed to the Board

Quotient has appointed Eric Higgs as a Class I director to the Company’s Board of Directors, effective immediately. In connection with the appointment of Mr. Higgs, Christy Wyatt is stepping down from the Board, effective immediately. As previously announced by the Company on December 20, 2021, Ms. Wyatt has been planning to step down from the Board to focus on her role as CEO and a director of Absolute Software Corporation and as a director of Silicon Valley Labs, Inc., both public companies.

“We are excited to welcome Eric to the Quotient Board of Directors,” said Mr. McDonald, Chair of Quotient. “He brings decades of leadership experience in the consumer goods and retail industry and has a successful track record of building and growing brands through traditional and digital outlets, driving improved sales and profitability. We believe his extensive sales and marketing knowledge will be extremely valuable as we continue to enhance our product portfolio and business operations to deliver greater value to our partners.”

Mr. McDonald continued, “On behalf of the Quotient team, I want to thank Christy Wyatt for her dedicated service and contributions as a Board member. We wish her all the best in her future endeavors.”

Upon Mr. Higgs’s appointment, the Board will consist of Mr. Higgs, Mr. Boal, Jody Gessow, Lorraine Hariton, Alison Hawkins, Steve Horowitz, Robert McDonald and David Oppenheimer. Mr. Boal will not stand for re-election when his term ends at the 2022 annual meeting. Mr. Krepsik will be nominated for election at the 2022 annual meeting in connection with his pending appointment as CEO.

Formation of Strategic Board Committee

The Board has formed a new Strategic Board Committee to review all aspects of the Company’s business, including its strategy, financial plan and opportunities for growth and shareholder value creation. The Committee will engage a financial advisor to assist with its mandate. The Committee will make its recommendations to the full Board following its review.

Interactions with Engaged Capital; Offer for Board Appointment

Quotient regularly engages with its shareholders and members of its Board and management have been actively interacting with Engaged Capital, LLC and its affiliates for more than a year.

Quotient has received formal notice from Engaged Capital that it intends to nominate two individuals, Christopher Hetrick, Director of Research at Engaged Capital, and Matthew O’Grady, a former executive of Nielsen, for election to the Quotient Board of Directors at the Company’s next annual meeting.

Mr. O’Grady is known to Quotient executives given his previous positions in the industry. Following a review of Mr. O’Grady’s experience and background, the Quotient Board determined that Mr. O’Grady’s experience is relevant and that he may be able to contribute to the Board. Accordingly, the Board is extending an offer for Mr. O’Grady to join the Board and the Strategic Board Committee, subject to Engaged Capital withdrawing its nomination notice.

Mr. McDonald continued, “Quotient has had multiple discussions with Engaged Capital in an effort to avoid the expense and unnecessary distraction of a contested director election. We have shown our genuine willingness to find common ground, including implementing many of the changes we are announcing today and appointing Mr. O’Grady to the Board.”

The date of Quotient’s 2022 Annual Meeting has not yet been announced, and the Board has not yet nominated or recommended its slate of candidates for election. Shareholders are not required to take any action regarding the Annual Meeting at this time.

About Matthew Krepsik

Mr. Krepsik, 40, has served as Chief Technology Officer for Quotient since June 2021, leading the company’s strategy and insights team, engineering, product management, business development and media strategy business and enabling advertisers and retailers to deliver high performing, data-driven marketing strategies fueled by powerful insights into consumer purchase behavior. Mr. Krepsik has also recently taken over the IT function for Quotient. Prior to his promotion to Chief Technology Officer, Mr. Krepsik served as Quotient’s Chief Analytics Officer from April 2021 through June 2021. Prior to joining Quotient, Mr. Krepsik served for more than 15 years in various managerial roles at Nielsen, where he led attribution, media planning and activation products, most recently as Senior Vice President and General

Manager of Outcomes Products from 2019 to 2021, in which he led Nielsen’s development and deployment of attribution, media planning and activation products. Mr. Krepsik’s other positions at Nielsen included Global Head of Analytics Products (2016-2019), Executive Director of Analytics Asia-Pacific, Middle East and Africa (2012-2016), and Vice President, Analytics North America (2006-2012). He also had an integral role in Nielsen’s strategic review process, which culminated in the sale of its NielsenIQ business to Advent International for $2.7 billion. Mr. Krepsik’s academic career includes coursework at the London School of Economics and Economics Bachelors and Master’s degrees from Marshall and Miami University, respectively.

About Robert McDonald

Robert McDonald, 68, has served on our Board since November 2018. Mr. McDonald currently serves on boards of various companies and organizations, private and public, non-profit and for-profit. Mr. McDonald served as the U.S. Secretary of Veterans Affairs from July 2014 until January 2017. Mr. McDonald was Chairman, and Chief Executive Officer of Procter & Gamble Company from January 2010 until June 2013. Mr. McDonald joined Procter & Gamble in 1980 and served in various positions for that company. He was named Procter & Gamble’s Vice Chairman, Global Operations in 2004; Chief Operating Officer in 2007; President and Chief Executive Officer in 2009; and Chairman of the Board in 2010. Mr. McDonald currently serves on the board of directors of Audia Group since 2017, a private international plastics producer company, and West Point Association of Graduates as Chairman since January 2022, a private non-profit organization. From 2005 to July 2014 Mr. McDonald served on the board of directors of Xerox Corporation, a provider of document management solutions, and from January 2014 to July 2014, Mr. McDonald served on the board of directors of United States Steel Corporation, an integrated steel producer, both public companies. From 2017 to 2021, Mr. McDonald served on the board of directors of Partnership for Public Service, from 2018 to 2021, served on the board of directors of Institute for Veterans and Military Families, and from 2017 to 2022, served on the board of directors as Chairman of RallyPoint Networks. Mr. McDonald graduated from the United States Military Academy at West Point in 1975. He earned his M.B.A. from the University of Utah in 1978.

About Eric Higgs

Eric D. Higgs, 51, has more than two decades of leadership experience overseeing marketing strategy development and product execution in the consumer goods and retail industry. Since June 2020, Mr. Higgs has served as the Chief Executive Officer of the Boys & Girls Clubs of Middle Tennessee, where he leads the organization’s strategic direction, oversight of organizational operations, financials, programming, brand reputation and talent recruitment. Prior to his role at the Boys & Girls Clubs of Middle Tennessee, Mr. Higgs served in a number of roles with increasing responsibility at Bridgestone Americas from May 2016 to March 2020. He served as Senior Vice President, Marketing Operations (April 2020 to May 2020), where he was responsible for helping shape the future of Bridgestone Americas’ tire and solutions business and creating synergies between the marketing and sales organizations. Prior to this, he served as President of Bridgestone Americas’ Commercial Truck and Retread business (September 2018 to March 2020). Prior to joining Bridgestone, he spent approximately four years at Kimberly Clark from 2012 to 2016 and drove sales growth among two of its key businesses. Mr. Higgs also spent over 18 years at Procter & Gamble from 1994 to 2012 leading marketing efforts and product launches for a number of business lines. Mr. Higgs holds a B.S. in Chemical Engineering from the University of Illinois and an M.B.A. from the Fuqua School of Business at Duke University.

About Daniel Pumphrey

Daniel C. Pumphrey, 47, is a proven leader who is adept at coaching and developing high performing technology and operations teams. Mr. Pumphrey has held multiple positions at Nielsen over the last 14 years, mostly recently serving as Senior Vice President – Global Operations since January 2019, where he was accountable to re-engineer processes and restructure teams to make the group more efficient, scalable and timely in its deliveries. He was also responsible for adding roughly $7 million to the business’s revenue from international operations and facilitated expansion to France by leading the acquisition of TVTY, a French measurement company, and enhancing delivery speed by 11% and increased team efficiency by 20% by restructuring the global operations team. Mr. Pumphrey held numerous other positions at Nielsen, including Vice President of Product, Technology & Operations – Analytics Practices (2017-2019), Vice President of Technology – North American Technologies (2014-2016), Director of Technology – Answers on Demand (2012-2013) and Program Manager / Senior Program Manager (2008-2011). Prior to Nielsen, Mr. Pumphrey held various roles at CS Stars, LLC, including Manager of Client Services (2006-2008), Senior Account Manager (2005-2006) and Account Manager (2003-2005). Mr. Pumphrey holds a B.S. in Decision Sciences & Marketing from Miami University.

About Quotient

Quotient (NYSE: QUOT) is the leading digital media and promotions technology company for advertisers, retailers and consumers. Our omnichannel platform is powered by exclusive consumer spending data, location intelligence and purchase intent data to reach millions of shoppers daily and deliver measurable, incremental sales.

Quotient partners with leading advertisers and retailers, including Clorox, Procter & Gamble, General Mills, Unilever, CVS, Dollar General and Peapod Digital Labs, a company of Ahold Delhaize USA. Quotient is headquartered in Salt Lake City, UT and has offices in California, Cincinnati, New York, Bangalore, Paris, London and Tel Aviv. For more information visit www.quotient.com.

Quotient and the Quotient logo are trademarks or registered trademarks of Quotient Technology Inc. and its subsidiaries in the United States and other countries. Other marks are the property of their respective owners.

Additional Information and Where to Find It

The Company intends to file a proxy statement on Schedule 14A, an accompanying WHITE proxy card and other relevant documents with the Securities and Exchange Commission (“SEC”) in connection with its solicitation of proxies from the Company’s stockholders for the Company’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”). STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the “SEC Filings” section of the Company’s Investor Relations website at https://investors.quotient.com or by contacting the Company’s Investor Relations Department at ir@quotient.com, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants to the Solicitation

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with matters to be considered at the Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company is included in the Company’s Proxy Statement on Schedule 14A for its 2021 annual meeting of stockholders, filed with the SEC on April 22, 2021, the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 1, 2022 and in the Company’s Current Reports on Form 8-K filed with the SEC from time to time. Changes to the direct or indirect interests of the Company’s directors and executive officers are set forth in SEC filings on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4. These documents are available free of charge as described above. Updated information regarding the identities of potential participants and their direct or indirect interests, by security holdings or otherwise, in the Company will be set forth in the Proxy Statement for the Annual Meeting and other relevant documents to be filed with the SEC, if and when they become available.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Actual results may differ significantly from expectations due to various risks and uncertainties including, but not limited to, the factors described in the Risk Factors section of Quotient’s most recently filed Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 1, 2022 and as from time to time updated in Quotient’s Quarterly Reports on Form 10-Q. These documents are available in the “SEC Filings” section of Quotient’s Investor Relations website at https://investors.quotient.com. You are cautioned not to place undue reliance on Quotient’s forward-looking statements, which speak only as of the date of this communication. Except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events, new information or circumstances occurring after the date of this communication.

Contacts

Investor Relations & Media:

Eric Brielmann / Adam Pollack / Charlotte Burch

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449